GEOCOM RESOURCES INC.

Suite 413 – 114 West Magnolia Street

Bellingham, Washington 98225

Tel (360) 392-2898

April 12, 2005	OTCBB: GOCM

GEOCOM RESOURCES INC. INITIATES INVESTOR RELATIONS PROGRAM

Geocom Resources Inc. (the “Company” or “Geocom”) is pleased to announce that it has entered into a three-month investor relations agreement with the Chicago, Illinois-based Destiny Communications (“Destiny”) to produce and implement a multi-media investor relations awareness program for Geocom in respect of its current activities and progress. The program will consist of a dual e-mail introduction, using a proprietary list developed and maintained by Destiny, followed by a country-wide mailer to investors and brokerage firms in the United States and Canada. Geocom management intends to review the impact, if any, on shareholder and industry awareness at the end of the three-month contract period.

Geocom will be participating in the Chicago Natural Resource/ Technology Conference & Exhibition on May 6 and 7, 2005. The conference is directed by Rich Radez, Principal at the Radez Group, who is considered one of the leading natural resources specialists in the world today. Other specialists include Jay Taylor, editor of Gold and Technology Stocks; Clyde Harrison, a founding member Jim Rogers Index Fund, who is a member of the Geocom’s board of directors; Bill Powers, editor of Canadian Energy Viewpoint; Steve Carr, "The Honest Money Group"; and Anthony Falco, "Inflation Specialist."

On behalf of the Board of Directors

/s/ John E. Hiner

John E. Hiner, President & CEO

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding the Company’s implementation of a multi-media investor awareness program by Destiny Communications and that we will be participating in the Chicago Natural Resource/ Technology Conference & Exhibition. Factors that could cause actual results to differ materially include risks and uncertainties regarding the performance of Destiny Communications to properly implement the investor relations awareness program, as well as in respect of the preparation of appropriate materials necessary for the investor awareness program, our ability to pay for the services or dissatisfaction with the level of service, or other unknown events that could negatively impede the completion of the contracted program. Factors such as adverse weather or personal issues could prevent us from attending the conference. Readers should refer to our latest 10-KSB filed on Edgar for more risk factors.